As filed with the Securities and Exchange Commission on February 7, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cactus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3533	35-2586106
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Cobalt Center

920 Memorial City Way, Suite
300

Houston, TX 77024

(713) 626-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Bender

President and Chief Executive Officer

Cobalt Center

920 Memorial City Way, Suite 300

Houston, TX 77024

(713) 626-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mike Rosenwasser Adorys Velazquez Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 (212) 237-0000	J. David Kirkland, Jr. Andrew J. Ericksen Baker Botts L.L.P. 910 Louisiana Street Houston, Texas (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-222540

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a
smaller reporting company)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Class A common stock, par value $0.01 per share	1,807,144	$19.00	$34,335,736	$4,275

(1)             Represents only the additional number of shares of Class A common stock being registered and includes shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-222540).

(2)             Based upon the public offering price.

(3)             The Registrant previously paid $12,450 for the registration of $100,000,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on January 12, 2018 (File No. 333-222540) and an additional $45,843 for the registration of an additional $368,214,264 of proposed maximum aggregate offering price in the filing of the Registration Statement on January 29, 2018 (File No. 333-222540). The Registrant certifies to the Securities and Exchange Commission that it has instructed its bank to pay the Securities and Exchange Commission the filing fee set forth above for the additional securities being registered hereby by wire transfer as soon as practicable (but in any event no later than the close of business on February 8, 2018), that it will not revoke such instructions and that it has sufficient funds in such account to cover the amount of such filing fee.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

Explanatory Note

This registration statement is being filed with respect to the registration of additional shares of Class A common stock of Cactus, Inc., a Delaware corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the registration statement on Form S-1 (Registration No. 333-222540), initially filed by Cactus, Inc. with the Securities and Exchange Commission on January 12, 2018, as amended by Amendment No. 1 thereto filed on January 19, 2018 and Amendment No. 2 thereto filed on January 29, 2018 (as so amended, the “Prior Registration Statement”), and which was declared effective on February 7, 2018, including the exhibits thereto, are incorporated herein by reference.

The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.                          Exhibits and financial statement schedules

All exhibits previously filed or incorporated by reference in the registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-222540), are incorporated by reference into, and shall be deemed to be a part of this filing, except for the following, which are filed herewith:

Exhibit Number	Description
5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 7, 2018.

Cactus, Inc.

By:	/s/ SCOTT BENDER
Name:	Scott Bender
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below on February 7, 2018.

Name	Title

/s/ SCOTT BENDER	President, Chief Executive Officer and Director
Scott Bender	(Principal Executive Officer)

/s/ BRIAN SMALL	Chief Financial Officer
Brian Small	(Principal Financial Officer)

s/ IKE SMITH	Chief Accounting Officer
Ike Smith	(Principal Accounting Officer)

/s/ BRUCE ROTHSTEIN	Director
Bruce Rothstein

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